UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Sun Communities, Inc.

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N/A

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SUN COMMUNITIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On July 27, 2011

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Sun Communities, Inc.  The Annual Meeting will be held at 27777 Franklin Road, Suite 100, Southfield, MI 48034, on Wednesday, July 27, 2011, at 11:00 a.m., local time.  At the Annual Meeting, common shareholders of record at the close of business on May 16, 2011 (the “Record Date”) will be asked to:

(1)	Elect two directors to serve until the Annual Meeting of Shareholders to be held in 2014 or until their successors shall have been duly elected and qualified;

(2)	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2011;

(3)	Conduct a non-binding advisory vote on executive compensation;

(4)         Conduct a non-binding advisory vote on the frequency of shareholder votes on executive compensation; and

(5)         Consider any other business properly brought before the Annual Meeting.

The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting.  We encourage you to read the Proxy Statement carefully.

Only common shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournments.

Your vote is important to us. Please vote as promptly as possible by using the internet, telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of this Proxy Statement.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 27, 2011.

This proxy statement and our Annual Report to shareholders are available at www.proxyvote.com.

By Order of the Board of Directors
May 25, 2011	KAREN J. DEARING
Secretary

SUN COMMUNITIES, INC.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On July 27, 2011

PROXIES AND SOLICITATIONS

This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sun Communities, Inc. (“we”, “us”, “our” or similar terms) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournments.  If received in time for the Annual Meeting, the shares represented by a valid proxy will be voted in accordance with the specifications, if any, contained in such executed proxy.

Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•    To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•    To vote by telephone, shareholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 12 digit number included on the voter instruction form or notice.

•    If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)	by internet: www.proxyvote.com;

(ii)	by phone: (800) 690-6903; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line included on the voter instruction form or notice).

If you complete your proxy via the internet or telephone or properly sign and return your proxy card, your shares will be voted as you direct. If you sign and return your proxy, but do not specify how you want your shares voted, your shares will be voted (i) FOR election of the two nominees for the Board; (ii) FOR the ratification of the appointment of Grant Thornton LLP as our independent registered accounting firm for 2011; (iii) FOR the executive compensation as disclosed in this Proxy Statement, (iv) FOR an advisory vote on executive compensation to be held every year; and (v) at the discretion of Gary A. Shiffman and Karen J. Dearing with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. Proxies may be revoked by filing with our Secretary, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and we may reimburse such persons for reasonable out-of-pocket expenses incurred in forwarding material. We anticipate that fees and expenses for the foregoing parties will not exceed $1,000. The costs of all proxy solicitation will be borne by us.

Our executive offices are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.  On or about May 25, 2011, we began mailing to our shareholders a notice containing instructions on how to access this Proxy Statement and the 2010 Annual Report and how to vote your shares via the internet or by telephone.

TIME AND PLACE OF MEETING

The Annual Meeting will be held at 27777 Franklin Road, Suite 100, Southfield, MI 48034, on Wednesday, July 27, 2011, at 11:00 a.m., local time.

VOTING RIGHTS AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Only shareholders of record at the close of business on May 16, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or at any adjournments. As of that date, we had 21,236,832 shares of Common Stock issued, outstanding and entitled to vote held by 267 holders of record. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters.  The ratification of the appointment of Grant Thornton LLP (Proposal 2) is considered a routine matter. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.”  If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this Proxy Statement.  Each of the election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 3), and the non-binding advisory vote on the frequency of shareholder votes on executive compensation (Proposal 4) is considered a “non-routine” matter.  Your broker is not entitled to vote on the election of directors (Proposal 1), approval of executive compensation (Proposal 3), or the frequency of shareholder votes on executive compensation (Proposal 4) without instruction.

You are encouraged to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

With respect to Proposal 1, the directors will be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast.

With respect to Proposal 2, ratification of the appointment of Grant Thornton LLP as our independent registered accounting firm requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.  Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal.

With respect to Proposal 3, non-binding advisory approval of our executive compensation requires the affirmative vote of the holders of a majority of the votes cast.  In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders.  Abstentions and broker non-votes are not considered votes cast and therefore abstentions and broker non-votes will not be counted in determining whether this non-binding proposal is approved.

With respect to Proposal 4 the one-year, two-year or three-year frequency receiving the affirmative non-binding vote of the holders of record of a majority of all votes cast will be the frequency option approved.  Abstentions and broker non-votes are not considered votes cast and therefore abstentions and broker non-votes will not be counted in determining which frequency option is approved. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders.

If there is not a quorum at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the shareholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

If a proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions set forth therein, the shares of Common Stock represented thereby will be voted by Gary A. Shiffman and Karen J. Dearing, the Board’s proxy agents for the Annual Meeting, in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) FOR the election of the two nominees for the Board; (ii) FOR the ratification of the appointment of Grant Thornton LLP as our independent registered accounting firm for 2011; (iii) FOR the executive compensation as disclosed in this Proxy Statement, (iv) FOR an advisory vote on executive compensation to be held every year; and (v) at the discretion of Gary A. Shiffman and Karen J. Dearing, the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on July 26, 2011. If you are a shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. Shareholders that hold their shares in “street name” who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Information concerning principal holders of Common Stock is discussed under “Security Ownership of Certain Beneficial Owners and Management.”

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by Securities and Exchange Commission (the “SEC”) rules, we are making this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 24, 2011, as amended on Form 10-K/A as filed with the SEC on March 31, 2011 (the “2010 Annual Report”), available to shareholders electronically via the Internet at www.proxyvote.com.

On or about May 25, 2011, we began mailing to our shareholders a notice containing instructions on how to access this Proxy Statement and the 2010 Annual Report and how to vote your shares via the internet or by telephone. You will not receive a printed copy of the proxy materials or the 2010 Annual Report unless you request it by following the instructions for requesting such materials contained on the notice (repeated in the section entitled “Proxies and Solicitations” above).

SHAREHOLDER PROPOSALS

Any and all shareholder proposals for inclusion in the proxy materials for our next Annual Meeting of Shareholders must comply with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by us, at our offices at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, not earlier than March 30, 2012, and not later than 5:00 p.m., Eastern Time, on April 29, 2012. Such proposals should be addressed to our Secretary. See “Board of Directors and Corporate Governance – Consideration of Director Nominees.”

Our First Amended and Restated Bylaws (the “Bylaws”) also contain certain provisions which affect shareholder proposals. The Bylaws provide that: (i) with respect to an annual meeting of shareholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors, or (c) by any shareholder who was a shareholder of record at the time of giving of notice provided for in the Bylaws and at the time of the annual meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws; and (ii) with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board of Directors may be made (a) pursuant to our notice of meeting, (b) by or at the direction of the Board of Directors or (c) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder who is a shareholder of record both at the time of giving of notice provided for in the Bylaws and at the time of the special meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Committees

Pursuant to the terms of our articles of incorporation, as amended, the Board is divided into three classes. The class up for election at the Annual Meeting will hold office for a term expiring at the annual meeting of shareholders to be held in 2014. A second class will hold office for a term expiring at the annual meeting of shareholders to be held in 2012 and a third class will hold office for a term expiring at the annual meeting of shareholders to be held in 2013. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified. Messrs. Ronald L. Piasecki and Gary A. Shiffman have terms expiring at the Annual Meeting and are nominees for the class to hold office for a term expiring at the annual meeting of shareholders to be held in 2014.  Messrs. Ted J. Simon, Paul D. Lapides and Robert H. Naftaly have terms expiring at the annual meeting of shareholders to be held in 2012.  Messrs. Clunet R. Lewis, Arthur A. Weiss and Ms. Stephanie W. Bergeron have terms expiring at the annual meeting of shareholders to be held in 2013.  At each of our annual meeting of the shareholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

The Board meets quarterly, or more often as necessary. The Board met five times during 2010 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors attended at least 75% of the meetings of the Board and each committee on which they served.  All directors attended the annual meeting of shareholders held on July 28, 2010.

   Several important functions of the Board may be performed by committees that are comprised of members of the Board. Our Bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com. You may also find a copy of our corporate governance guidelines and its code of business ethics under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com. All of the committee charters, our corporate governance guidelines and our code of business ethics are available in print to any shareholder who requests them.

The Audit Committee operates pursuant to a third amended and restated charter that was approved by the Board in December 2007, and is reviewed annually. It is available under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com. The Audit Committee, among other functions, (i) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (ii) reviews with our independent accountants the scope and results of the audit engagement, (iii) approves professional services provided by our independent accountants, (iv) reviews the independence of our independent accountants, and (v) directs and controls our internal audit functions. The current members of the Audit Committee are Messrs. Robert H. Naftaly, Clunet R. Lewis (Chairman) and Ms. Stephanie W. Bergeron, all of whom are “independent” as that term is defined in the rules of the SEC and applicable rules of the NYSE. The Audit Committee held four formal meetings during the fiscal year ended December 31, 2010. The Board has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined by SEC rules. See “Report of the Audit Committee.”

The Compensation Committee operates pursuant to a charter that was approved by the Board in March 2004. A copy of the Compensation Committee Charter is available under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com. The Compensation Committee, among other functions, (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and such other executive officers as may be designated by the Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations, (ii) approves the compensation of our other executive officers, (iii) recommends to the Board for approval the compensation of the non-employee directors and (iv) oversees our incentive-compensation plans and equity-based plans. The current members of the Compensation Committee are Messrs. Robert H. Naftaly (Chairman), Clunet R. Lewis and Paul D. Lapides, all of whom are independent directors under the NYSE rules. During the fiscal year ended December 31, 2010, the Compensation Committee held three formal meetings and took various actions pursuant to resolutions adopted by unanimous written consent. See “Report of the Compensation Committee on Executive Compensation.”

The Nominating and Corporate Governance Committee (the “NCG Committee”) operates pursuant to a charter that was approved by the Board in March 2004. A copy of the NCG Committee Charter is available under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com. The NCG Committee, among other functions, is responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommending that the Board select the committee-recommended nominees for election at each annual meeting of shareholders, (iii) developing and recommending to the Board a set of corporate governance guidelines applicable to us, and (iv) periodically reviewing such guidelines and recommending any changes, and overseeing the evaluation of the Board. The current members of the NCG Committee are Messrs. Ted J. Simon (Chairman), Clunet R. Lewis and Ronald L. Piasecki, all of whom are independent under the NYSE rules. The NCG Committee held one formal meeting during the fiscal year ended December 31, 2010. The NCG Committee does not have a formal policy with regards to the consideration of diversity in identifying director nominees; however, the NCG Committee routinely considers diversity and skills in identifying nominees for service on our Board.  Regarding diversity, the NCG Committee considers the entirety of the board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group.

The Executive Committee was established to generally manage our day-to-day business and affairs between regular Board meetings. In no event may the Executive Committee, without the prior approval of the Board acting as a whole: (i) recommend to the shareholders an amendment to our Charter; (ii) amend our Bylaws; (iii) adopt an agreement of merger or consolidation; (iv) recommend to the shareholders the sale, lease or exchange of all or substantially all of our property and assets; (v) recommend to the shareholders our dissolution or a revocation of a dissolution; (vi) fill vacancies on the Board; (vii) fix compensation of the directors for serving on the Board or on a committee of the Board; (viii) declare dividends or authorize the issuance of our stock; (ix) approve or take any action with respect to any related party transaction involving us; or (x) take any other action which is forbidden by our Bylaws. All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board, except that no rights of third persons created in reliance on authorized acts of the Executive Committee can be affected by any such revision or alteration. The current members of the Executive Committee are Messrs. Gary A. Shiffman and Ted J. Simon. The Executive Committee did not hold any formal meetings during the fiscal year ended December 31, 2010 but took various actions pursuant to resolutions adopted by unanimous written consent.

The Board oversees and implements its risk management function several different ways.  Specifically, the Audit Committee discusses  our risk assessment and risk management policies with the Chief Financial Officer and other accounting staff, our internal auditor and our independent accountants on a quarterly basis in conjunction with its review of our quarterly and annual financial statements.  In addition, the Board discusses the general risks facing us, the risk factors disclosed in our annual and period reports and our risk management policies with our executive management team from time to time throughout the year.  In the event that a specific risk is identified, the Board or the Audit Committee directs management to assess, evaluate and provide remedial recommendations to the Board, or the Audit Committee, with respect to such risk which may include suggested public disclosure.

Communications with the Board

   If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Sun Communities, Inc.], c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to Chairman of the Audit Committee of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034. You are welcome to make any such report anonymously but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Offer will be forwarded by the Compliance Officer promptly to the addressee(s).

Independence of Non-Employee Directors

The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence under NYSE rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has reviewed information about each of our non-employee directors and determined that Messrs. Paul D. Lapides, Clunet R. Lewis, Robert H. Naftaly, Ronald L. Piasecki, Ted J. Simon and Ms. Stephanie W. Bergeron are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2010, the executive sessions occurred after some of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.  The Board appoints a lead director on an annual basis to serve for a term of one year.  Clunet R. Lewis is currently serving as lead director.  The lead director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or will be one of our officers or employees.  We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

Consideration of Director Nominees

Board Membership Criteria

The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	The candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	The candidate must be highly accomplished in his or her field, with superior credentials and recognition;

•	The candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	The candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve; and

•
The candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our shareholders.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	A majority of the Board of Directors shall be “independent” as defined by the NYSE rules;

•	Each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	At least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Consideration of Shareholder Nominated Directors

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the NCG Committee. All shareholder recommendations for director candidates must be submitted in writing to our Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034, who will forward all recommendations to the NCG Committee. All shareholder recommendations for director candidates for election at the 2012 annual meeting of shareholders must be submitted to our Secretary not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the 2011 annual meeting provided, however, that if the 2012 annual meeting is more than 30 days earlier or later than the first anniversary of the 2011 annual meeting, notice by the shareholder must be delivered not earlier than the 120th day and not later than the 90th day prior to the date of the 2012 annual meeting or, if the first public announcement of the date of the 2012 annual meeting is less than 100 days prior to the date of the 2012 annual meeting, the tenth day following the day on which public announcement of the date of the 2012 annual meeting is first made by us. All shareholder recommendations for director candidates must include the following information:

•	The shareholder’s name, address, number of shares owned, length of period held and proof of ownership;

•
The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	A description of all arrangements or understandings between the shareholder and the proposed director candidate;

•
The consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of shareholders and (2) to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a shareholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

ELECTION OF DIRECTORS

(Proposal 1)

The first matter to be considered at the Annual Meeting will be the election of two directors. Following the recommendation of the NCG Committee, the Board of Directors has nominated Messrs. Ronald L. Piasecki and Gary A. Shiffman to serve as directors.  Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until the annual meeting of shareholders to be held in 2014 or until his successor is duly elected and qualified.  In the absence of directions to the contrary, proxies will be voted in favor of the election of the two nominees named below.

If either of the nominees named below is unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in accordance with their best judgment. Management has no present knowledge that any of the persons named will be unavailable to serve. In any event, a proxy may be voted for only the two nominees named in this Proxy Statement or their substitutes.

Vote Required

With respect to Proposal 1, the directors will be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

The following list identifies each incumbent director and nominee for election to the Board at the Annual Meeting and describes each person’s principal occupation for the past five years. Each of the directors has served continuously from the date of his or her election to the present time.

Name	Age	Office
Gary A. Shiffman	57	Chairman, Chief Executive Officer, President and Director (Nominee)
Stephanie W. Bergeron	57	Director
Paul D. Lapides	56	Director
Clunet R. Lewis	64	Director
Robert H. Naftaly	73	Director
Ronald L. Piasecki	72	Director (Nominee)
Ted J. Simon	80	Director
Arthur A. Weiss	62	Director

Gary A. Shiffman is our Chairman, Chief Executive Officer, and President, and has been an executive officer since our inception. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past twenty years.  He has overseen the acquisition, rezoning, development and marketing of numerous manufactured home expansion projects, as well as other types of income producing real estate. Additionally, Mr. Shiffman has significant direct holdings in various real estate asset classes, which include office, multi-family, industrial, residential and retail.  Mr. Shiffman is an executive officer and a director of Sun Home Services, Inc. (“Sun Home Services”) and all of our other corporate subsidiaries. Mr. Shiffman is also a director of Origen Financial, Inc. (OTCBB: ORGN.BB).  Mr. Shiffman received the Manufactured Home Community Operator of the Year Award in 1997 and in 2002, by the Manufactured Housing Institute.

Stephanie W. Bergeron has been a director since May 2007. Ms. Bergeron, a certified public accountant, also serves as the President and Chief Executive Officer of Walsh College. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services. From December 1998 to December 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company (“Goodyear”).  Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation. She has also served on Audit Committees of several publicly traded companies (including as chairman) and a number of not for profit organizations.  During her business career, Ms. Bergeron directed staff responsible for accounting, treasury, investor relations and tax matters.  Crain’s Detroit Business named Bergeron one of its “Most Influential Women” in 1997 and in 2007.

Paul D. Lapides has been a director since December 1993. Mr. Lapides is Director of the Corporate Governance Center in the Michael J. Coles College of Business at Kennesaw State University, where he is aprofessor of management and entrepreneurship. Mr. Lapides is a director of EasyLink Services International Corporation (NASDAQ: ESIC) and a member of the Advisory Board of the National Association of Corporate Directors and served on the NACD’s Blue Ribbon Commission on Audit Committees (1999). Mr. Lapides has extensive knowledge and experience in the areas of real estate and corporate governance.  Mr. Lapides, a certified public accountant, has been involved in real-estate related activities including the management of a $3.0 billion national portfolio of income-producing real estate consisting of 42,000 multi-family units and 16 million square feet of commercial space.  As a published author or co-author of more than 100 articles and twelve books, Mr. Lapides is considered a well-respected authority in management and corporate governance related issues.

Clunet R. Lewis has been a director since December 1993. From 1995 until 2000, Mr. Lewis served in various positions with Eltrax Systems, Inc., a NASDAQ National Market System company, including Secretary, General Counsel, member of the Board of Directors and Chief Financial Officer. In these roles, Mr. Lewis was primarily responsible for the company’s legal affairs, its relationship with its auditors, and the interactions between the company and the SEC.  From 1989 until 1994, Mr. Lewis served as Secretary and General Counsel of Military Communications Center, Inc., a privately held company that provided retail telecommunications services to members of the United States Armed Services.  From 1990 through 1991, Mr. Lewis was Managing Director of MCC Communications, Inc., a privately held company that provided international telecommunications services to members of the United States Armed Services serving in the Persian Gulf area during the Gulf War.  Prior to 1993, Mr. Lewis was a shareholder of the law firm of Jaffe, Raitt, Heuer & Weiss, P.C. (“JRH&W”).  While actively engaged in the practice of law, Mr. Lewis focused on mergers and acquisitions, debt financings, issuances of equity and debt securities and corporate governance and control issues.

Robert H. Naftaly has been a director since October 2006.  Mr. Naftaly is retired as President and Chief Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan (“BCBSM”) and as Executive Vice President and Chief Operating Officer of BCBSM. Previously, Mr. Naftaly served as Vice President and General Auditor of Detroit Edison Company and was the Director of the Department of Management and Budget for the State of Michigan.  He was a managing partner and founder of Geller, Naftaly, Herbach & Shapiro, a certified public accounting firm. In addition, Mr. Naftaly has served as a director of Meadowbrook Insurance Group, Inc. (NYSE:MIG) since 2002 where he is currently the Chairman of the Compensation Committee and a member of the Audit Committee and Finance Committee.  Mr. Naftaly is a director of Walsh College, a premier non-profit institution that offers business and technology degrees and programs.  Mr. Naftaly, a certified public accountant, draws upon a wide experience of board membership and leadership experiences.  Mr. Naftaly was appointed by Governor Jennifer Granholm, as Chairperson, State Tax Commission of the State of Michigan in 2002.  Mr. Naftaly is a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.  In 2002, he received the Distinguished Achievement Award from the Michigan Association of Certified Public Accountants.

Ronald L. Piasecki has been a director since May 1996, upon completion of our acquisition of twenty-five manufactured housing communities (the “Aspen Properties”) owned by affiliates of Aspen Enterprises, Ltd. (“Aspen”).  Mr. Piasecki was a director of Aspen Properties, which he co-founded in 1974.  From 1974 until its sale to us in 1996, Mr. Piasecki was the managing partner in charge of property acquisition, financing and disposition, legal and accounting relationships and oversight, resident relations, lobbying and syndication and sale of registered private equity limited partnership and participating mortgage interests. Prior to our acquisition, Aspen was one of the largest privately-held developers and owners of manufactured housing communities in the U.S.  In addition, Mr. Piasecki is a director of Advanced Equities Financial Corporation, a financial services firm engaged in retail and institutional securities brokerage, venture capital investment banking and financial advisory services.  Mr. Piasecki has been involved in real estate development and management since 1968 when he began working in the tax department of the then accounting firm of Lybrand, Ross Brothers and Montgomery in Detroit.  Mr. Piasecki then practiced law, specializing in real estate development, syndication and management, until 1980 when he became a full time partner in Aspen.  Mr. Piasecki is currently engaged in the development and management of residential real estate properties in western Michigan.

Ted J. Simon has been a director since December 1993. Since February 1999, Mr. Simon has been affiliated with Grand Sakwa Management LLC, a real estate development company located in Farmington Hills, Michigan. From 1981 until January 1999, Mr. Simon was the Vice President-Real Estate (Midwest Group) of The Great Atlantic & Pacific Tea Company, Inc. and Mr. Simon was a Vice President-Real Estate and a director of Borman’s Inc., a wholly owned subsidiary of The Great Atlantic & Pacific Tea Company, Inc. Until December 2010, Mr. Simon was also a director of Clarkston State Bank, a wholly-owned subsidiary of Clarkston Financial Corporation (OTC BB: CKSB.OB).  Mr. Simon has extensive executive-level experience in the real estate industry in general, including the management of large real estate and investment portfolios.  Mr. Simon has been involved in business activities related to residential and commercial real estate for the past 58 years.  Early in his career, Mr. Simon was involved with brokerage and management activities within the Detroit Metropolitan area.  Later, Mr. Simon served as a senior real estate officer of various public supermarket companies with stores located across the United States, and their affiliated development subsidiaries.

Arthur A. Weiss has been a director since October 1996. Since 1976, Mr. Weiss has practiced law with the law firm of JRH&W, which represents us in various matters.  Mr. Weiss is currently Chairman of the Board of Directors and a shareholder of JRH&W.  Mr. Weiss practices law in the area of business planning, taxation, estate planning and real estate law.  Mr. Weiss is a director of several closely-held companies in the real estate industry, steel industry, technology industry and banking industry. Mr. Weiss is also a director and officer of a number of closely held public and private nonprofit corporations, which include the Jewish Federation of Metropolitan Detroit and the Detroit Symphony Orchestra, where he is on the executive committee, and serves as a vice-president and  board member. Mr. Weiss received a MBA in finance and a post graduate LLM degree from New York University in taxation.  In addition to being an author and frequent lecturer in the Detroit area, Mr. Weiss previously was an Adjunct Professor of Law at Wayne State University.  Mr. Weiss was recognized in 2008 as one of the nation’s Top 100 Attorneys by Worth magazine.

In addition to each director’s qualifications, experience and skills outlined in their biographical data above and the minimum Board qualifications set forth above, our NCG Committee looked for certain attributes in each director nominee and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each director nominee should serve on our Board.  The NCG Committee does not require that each director nominee possess all of these attributes but rather that the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision.  These attributes include: (a) significant leadership skills as a chief executive officer and/or relevant board member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, and (f) legal or regulatory experience.  The following table lists the attributes of each director, as determined by the NCG Committee:

Director	CEO/Board Experience	Real Estate Industry	Transactional Experience	Property Operations	Financial Expertise	Legal / Regulatory
Gary A. Shiffman	X	X	X	X	X
Stephanie W. Bergeron	X		X		X
Paul D. Lapides	X	X	X	X	X	X
Clunet R. Lewis	X	X	X		X	X
Robert H. Naftaly	X		X		X
Ronald L. Piasecki	X	X	X	X	X	X
Ted J. Simon	X	X	X	X	X
Arthur A. Weiss	X	X	X		X	X

To the best of our knowledge, there are no material proceedings to which any director or nominee is currently a party, or has a material interest, adverse to us. Except as described below, to the best of our knowledge, during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director or nominee, (ii) no director or nominee has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; (c) violations of federal or state securities, commodities, banking or insurance laws and regulations, and (iii) no director or nominee has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

As announced on February 27, 2006, the SEC completed its inquiry regarding the accounting for our SunChamp investment during 2000, 2001 and 2002, and the entry of an agreed-upon Administrative Order (the “Order”).  The Order required us to cease and desist from violations of certain non intent-based provisions of the federal securities laws, without admitting or denying any such violations.  On February 27, 2006, the SEC filed a civil action against Mr. Shiffman, in his capacity as our Chief Executive Officer, Jeffrey P. Jorissen, our then (and now former as of February 2008) Chief Financial Officer and a former Controller in the United States District Court for the Eastern District of Michigan alleging various claims generally consistent with the SEC’s findings set forth in the Order.  On July 21, 2008, the U.S. District Court for the Eastern District of Michigan approved a settlement whereby the SEC dismissed its civil lawsuit against Mr. Shiffman and our former Controller.

Director Compensation Tables

Directors who are also employees receive no additional compensation for their services as directors. During 2010, we paid directors that are not our employees the following annual fees:

	Chairman	Member
Annual Retainer	$-	$60,000
Audit Committee	$32,500	$30,000
Compensation Committee	$10,000	$5,000
NCG Committee	$10,000	$5,000
Executive Committee	$5,000	$-

Although Arthur A. Weiss earned director’s fees of $60,000 for services during the fiscal year ended December 31, 2010, he declined such fees (See “Certain Relationships and Related Transactions, and Director Independence-Legal Counsel”).

The following tables provide compensation information for each member of the Board for the year ended on December 31, 2010.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Stephanie W. Bergeron	$90,000	$10,400	$100,400
Paul D. Lapides	$65,000	$10,400	$75,400
Clunet R. Lewis	$102,500	$10,400	$112,900
Robert H. Naftaly	$100,000	$10,400	$110,400
Ronald L. Piasecki	$65,000	$10,400	$75,400
Ted J. Simon	$75,000	$10,400	$85,400
Arthur A. Weiss	$-	$10,400	$10,400

(1)
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). For additional information on the valuation assumptions with respect to these grants, refer to Note 9 of our  financial statements in the 2010 Annual Report.

Name	July 2010 Option Award 1,500 each (1)	Aggregate number of options outstanding at December 31, 2010
Stephanie W. Bergeron	$10,400	6,000
Paul D. Lapides	$10,400	12,000
Clunet R. Lewis	$10,400	11,000
Robert H. Naftaly	$10,400	6,000
Ronald L Piasecki	$10,400	10,500
Ted J. Simon	$10,400	12,000
Arthur A. Weiss	$10,400	12,000

(1)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 9 of our financial statements in the 2010 Annual Report.

RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP
(Proposal 2)

The second proposal to be considered at the Annual Meeting will be the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.  The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit its consolidated financial statements for the year ending December 31, 2011. Grant Thornton LLP has audited our consolidated financial statements since 2003. Although ratification by shareholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in our best interests and our shareholders. If our shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Auditor Fees

Aggregate fees for professional services rendered by Grant Thornton LLP, our independent auditors, for the fiscal years ended December 31, 2010 and 2009 were as follows:

Category	FYE 12/31/10	FYE 12/31/09
Audit Fees: For professional services rendered for the audit of the Company’s financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of the quarterly financial statements and consents	$416,280	$429,120
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$7,020	$84,250
Tax Fees	$-	$-
All Other Fees	$-	$-

Auditor Fees Policy

The Audit Committee has a policy concerning the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee approved all audit and non-audit related services provided to us by Grant Thornton during the 2010 fiscal year.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of Grant Thornton. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)

The third proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation.  Section 14A of the Exchange Act requires us to allow shareholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement.  The following proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2010 executive compensation programs and policies and the compensation paid to our “named executive officers” listed in the Summary Compensation Table below.
“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results.  The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the company and serves the best interests of our shareholders.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers.  Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders, and is consistent with our commitment to high standards of corporate governance.

Vote Required

Advisory approval of this Say on Pay Proposal requires the affirmative vote of holders of a majority of the votes cast.  Since abstention and broker non-votes are not considered votes cast, they will not be counted in determining whether this non-binding proposal is approved.  Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.  To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.  The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

NON-BINDING ADVISORY VOTE ON THE FREQUENCY
OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
(Proposal 4)

The fourth proposal to be considered at the Annual Meeting will be a non-binding advisory vote on the frequency of shareholder votes on executive compensation.  Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years.  Accordingly, shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders of Sun Communities, Inc. advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held.  If you have no preference you should abstain from voting.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options.  There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options.  The Board believes that an annual vote is needed to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.  For that reason, the Board recommends a vote for the holding of advisory votes on executive compensation every year.

Vote Required

The one-year, two-year or three-year frequency receiving the affirmative vote of holders of a majority of the votes cast will be the frequency approved.  In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders.  Since abstentions and broker non-votes are not considered votes cast, they will not be counted in determining the frequency option approved.  Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board; will not create or imply any additional fiduciary duty on the part of the Board; and will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.  The Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EACH YEAR AT THE ANNUAL MEETING OF SHAREHOLDERS BEGINNING WITH THE 2011 ANNUAL MEETING.  PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION TO BE HELD EVERY YEAR UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Office
Gary A. Shiffman	57	Chairman, Chief Executive Officer, and President
Karen J. Dearing	46	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
John B. McLaren	40	Executive Vice President and Chief Operating Officer
Jonathan M. Colman	55	Executive Vice President

Background information for Gary A. Shiffman is provided above. Background information for the other three current executive officers is set forth below.

Karen J. Dearing joined us in October 1998 as the Director of Finance where she worked extensively with accounting and finance matters related to our ground up developments and expansions. Ms. Dearing became our Corporate Controller in 2002, a Senior Vice President in 2006, and Executive Vice President and Chief Financial Officer in February 2008. She was responsible for the overall management of our information technology, accounting and finance departments, and all internal and external financial reporting. Prior to working for us, Ms. Dearing had eight years of experience as the Financial Controller of a privately-owned automotive supplier specializing in critical automotive fasteners and five years experience as a certified public accountant with Deloitte & Touche.

John B. McLaren brings 15 years of manufactured housing industry experience, more than five of which were served in various roles with us. Prior to his appointment as Executive Vice President and Chief Operating Officer in February 2008, Mr. McLaren served, since August 2005, as Senior Vice President of Sun Home Services with overall responsibility for homes sales and leasing. Prior to that, Mr. McLaren was a Regional Vice President for Apartment Investment & Management Company (“AIMCO”), a Real Estate Investment Trust engaged in leasing apartments. Prior to AIMCO, Mr. McLaren spent approximately three years as Vice President of Leasing & Service for Sun Home Services with responsibility for developing and leading our rental home program.

Jonathan M. Colman joined us in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995 and an Executive Vice President in March 2003. A certified public accountant, Mr. Colman has over twenty years of experience in the manufactured housing community industry. He has been involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90.0 million in public limited partnerships in the late 1980s. Mr. Colman is also a Vice President of all of our corporate subsidiaries.

To the best of our knowledge, there are no material proceedings to which any executive officer is currently a party, or has a material interest, adverse to us. To the best of our knowledge, except with respect to Mr. Shiffman (as described above), during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer, (ii) no executive officer has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; (c) violations of federal or state securities, commodities, banking or insurance laws and regulations, and (iii) no any executive officer has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Composition and Charter

The Compensation Committee assists the Board in fulfilling its responsibilities for determining the compensation offered to our executive officers. The Compensation Committee, among other functions:

•	consults with executive management in developing a compensation philosophy;

•
reviews and approves the goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers ensuring those goals are aligned with our short and long-term objectives;

•	reviews and approves salary, annual and long-term incentive compensation performance objectives and payments for the executive officers;

•	evaluates the performance of the executives in light of the goals and objectives of our executive compensation plans and establishes future compensation levels based upon this evaluation;

•	reviews and approves grants and awards to the executive officers and other participants under our equity based compensation plans, and;

•	reviews and approves any employment agreements and severance agreements to be made with any existing or prospective executive officer.

The Compensation Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors.  The Compensation Committee has utilized the services of a compensation consultant in crafting its compensation policies for the compensation years included herein.  Each member of the Compensation Committee is independent under NYSE rules. A copy of the Compensation Committee Charter is available under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com.

In late 2010, the Compensation Committee engaged FPL Associates (“FPL”), a nationally recognized consulting firm specializing in the real estate industry, to: (1) assist the Compensation Committee with identifying a peer group; (2) assess the overall framework of our executive compensation program; (3) assess the compensation levels compared to the selected peer group; and (4) provide guidance and recommendations in establishing the overall compensation structure and individual compensation opportunities that were in place during 2010 and to be established in 2011. The compensation of our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were reviewed and compared to a Public REIT Peer Group (the “Peer Group”) generally comparable to Sun in terms of asset class, size and/or geography. The Peer Group contained the following companies:

Associated Realty Corporation
Colonial Properties Trust
EastGroup Properties, Inc.
Equity LifeStyle Properties, Inc.
Glimcher Realty Trust
Home Properties, Inc.
Mid-America Apartment Communities, Inc.
Post Properties, Inc.
Ramco-Gershenson Properties Trust
UMH Properties, Inc.

The compensation data for each company was reviewed over a three-year period and compared to our compensation data for the same period.  Each compensation component and total compensation of our three officers generally ranked between the 25th percentile to median of the total compensation levels of the Peer Group. The Compensation Committee believed this to be an appropriate level of compensation, although the Compensation Committee does not set a specific target level of compensation for our officers in relation to peers. As part of the review, FPL and the Compensation Committee discussed long-term equity plans with multi-year performance components including the types of programs being utilized in the marketplace, an analysis of all the peer long-term incentive plans, and key considerations with regards to such a plan for us. The Compensation Committee is currently evaluating the possibility of adding a long-term equity plan with multi-year performance metrics as a component of our compensation program in future years.  FPL does not provide any other services to us.

Compensation Philosophy and Objectives

The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results.

The executive compensation program supports our commitment to providing superior shareholder value. This program is designed to:

•	attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;

•	base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;

•	create a link between the performance of our stock and executive compensation; and

•	position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and manufactured housing REITs in particular.

Annual salary and incentive awards are intended to be competitive in the marketplace to attract and retain executives. Stock options and restricted stock awards are intended to provide longer-term motivation which has the effect of linking stock price performance to executive compensation. Restricted stock is also intended to provide post-retirement financial security in lieu of other forms of more costly supplemental retirement programs. We have not implemented any policies related to stock ownership guidelines for our executive management or for members of the Board.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance, and determines the annual incentive compensation, of the Chief Executive Officer. The Compensation Committee and the Chief Executive Officer annually review the performance metrics of the short and long-term performance plans and the performance of the other executive officers. The conclusions reached and recommendations based on the reviews of the other executive officers, including with respect to annual incentive and equity award amounts, are presented by the Chief Executive Officer to the Compensation Committee, which can exercise its discretion in modifying any recommended incentive or equity awards. From time to time, the Compensation Committee may request our Senior Vice President of Human Resources or Chief Financial Officer to collect publicly available information on compensation levels and programs for executives. In addition, our Chief Financial Officer analyzes implications of various executive compensation awards or plan designs.

Compensation Components and Processes

In order to implement our executive compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, the Compensation Committee determines annual incentive award, if any, for the past year’s performance, sets base salaries for those executive officers whose base salaries are not bound by employment agreements for the following fiscal year and makes awards of equity-based compensation, if any. Prior to the engagement of FPL in late 2010, the Compensation Committee did not formally benchmark executive compensation but did, on occasion, review salary and compensation information for companies with comparable market capitalization, number of employees and business sectors as published in the National Association of Real Estate Investment Trusts Compensation Survey (the “NAREIT Survey”) and various other compensation studies and surveys. The Compensation Committee used this information to gain a general understanding of current compensation practices and guidelines and did not tie its compensation decisions to any particular target or level of compensation noted in the NAREIT Survey or other surveys.  The Compensation Committee considers (a) internal equity among executive officers, (b) market data for the positions held by these executives, (c) each executive’s duties, responsibilities, and experience level, (d) each executive’s performance and contribution to our success, and (e) cost to us when determining levels of compensation.

The key components of executive officer compensation are base salary, annual incentive awards, and long-term equity incentive awards. Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers, and compensation provided at competitive companies and companies of similar size.

Annual incentive awards are cash bonuses that motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews the performance measures for determining award levels which include individual performance, our performance against budget and growth in FFO and NOI, in each case as measured against targets established by the Compensation Committee. A definition of FFO and NOI is included in the “Results of Operations” in Item 7 in the 2010 Annual Report.  The Compensation Committee, in its sole discretion, may make adjustments to the NAREIT definition of FFO in determining FFO performance targets and achievement. The specific performance measures of the 2010 annual incentive award plan are further enumerated below.

Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other shareholders. Equity awards are generally awarded in the form of restricted stock although stock options are utilized from time to time. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers either as a dollar value or percentage of their total compensation. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis.

Equity incentive awards related to 2010 performance will be awarded in 2011, if any.  In 2010, no equity incentive awards were granted with respect to 2009 performance. Restricted stock awards generally begin to vest after three to four years from the date of grant and then vest over the following four to nine years. Our executive officers (as well as our employees that receive restricted stock awards) receive dividends on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.

Employment Agreements

Gary A. Shiffman

In 2005, we entered into an employment agreement with Gary A. Shiffman pursuant to which Mr. Shiffman serves as our Chairman, Chief Executive Officer, and President. Mr. Shiffman’s employment agreement is for an initial term ending December 31, 2011 and is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to this employment agreement, Mr. Shiffman is paid an annual base salary of $545,000, which will be increased by an annual cost of living adjustment beginning with calendar year 2006. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. Shiffman is entitled to annual incentive compensation of up to 75% of his then current base salary if he satisfies certain individual and Company performance criteria established from time to time by the Compensation Committee. Mr. Shiffman also is entitled to annual incentive compensation of up to 25% of his then current base salary in the sole discretion of the Compensation Committee. The non-competition clauses of Mr. Shiffman’s employment agreement preclude him from engaging, directly or indirectly: (a) in the real estate business or any ancillary business during the period he is employed by us; and (b) in the manufactured housing community business or any ancillary business for a period of eighteen months following the period he is employed by us. However, Mr. Shiffman’s employment agreement does allow him to make passive investments relating to real estate in general or the housing industry in particular (other than in manufactured housing communities) during the period he is employed by us.

A copy of Mr.Shiffman’s employment agreement is attached as an exhibit to our periodic filings under the Exchange Act.

Karen J. Dearing

On February 5, 2008, we entered into an employment agreement (the "2008 Dearing Agreement") with Karen J. Dearing. Ms. Dearing serves as our Executive Vice President, Treasurer, Chief Financial Officer and Secretary. The 2008 Dearing Agreement was for an initial term commencing on February 5, 2008 and ending on December 31, 2010. The 2008 Dearing Agreement was automatically renewable for successive one year terms thereafter unless either party timely terminated the agreement. Pursuant to the 2008 Dearing Agreement, Ms. Dearing was paid an annual base salary of $245,000 in the first year, $265,000 in the second year and $290,000 thereafter, subject to adjustments in accordance with the annual cost of living. In addition to her base salary and in accordance with the terms of the 2008 Dearing Agreement, Ms. Dearing was eligible for annual incentive compensation of up to 50% of her base salary if certain annual individual and/or Company performance criteria, as established by the Compensation Committee in its sole discretion, were met and up to 50% of her base salary at the sole discretion of the Compensation Committee.  For 2009 and 2010, the Compensation Committee, in its discretion, elected to change Ms. Dearing's annual incentive plan, to receive a bonus of up to 75% of her base salary, subject to the discretion of the Compensation Committee, if certain annual individual and Company performance criteria, as established by the Compensation Committee, were met and up to 25% of her base salary at the sole discretion of the Compensation Committee.  The change made her plan consistent with Mr. Shiffman's and provided for a higher percentage of her annual incentive award to be based on performance metrics.  The non-competition clauses of the 2008 Dearing Agreement precluded her from engaging, directly or indirectly, in the real estate and manufactured housing business or any ancillary business during the period she is employed by us and for a period of up to twenty four months following the period she is employed by us; provided, however, that if Ms. Dearing was terminated without "cause" the period of non-competition would be reduced to twelve months following the period she is employed by us.  Notwithstanding, the 2008 Dearing Agreement did allow her to make passive investments in publicly-traded entities engaged in our business during the period she is employed by us.

The term of the 2008 Dearing Agreement expired on December 31, 2010. Effective as of January 1, 2011, we entered into a new employment agreement with Ms. Dearing (the “2011 Dearing Agreement”).

Copies of the 2008 Dearing Agreement and the 2011 Dearing Agreement are attached as exhibits to our periodic filings under the Exchange Act.

John B. McLaren

On February 5, 2008, we entered into an employment agreement (the "2008 McLaren Agreement") with John B. McLaren. Mr. McLaren serves as our Executive Vice President and Chief Operating Officer. The 2008 McLaren Agreement was for an initial term commencing on February 5, 2008 and ending on December 31, 2010. The 2008 McLaren Agreement was automatically renewable for successive one year terms thereafter unless either party timely terminated the agreement. Pursuant to the 2008 McLaren Agreement, Mr. McLaren was paid an annual base salary of $265,000, which was increased by an annual cost of living adjustment beginning with calendar year 2009. In addition to his base salary and in accordance with the terms of the 2008 McLaren Agreement, Mr. McLaren was eligible for annual incentive compensation of up to 50% of his base salary if certain annual individual and/or Company performance criteria, as established by the Compensation Committee in its sole discretion, were met and up to 50% of his base salary at the sole discretion of the Compensation Committee.  The non-competition clauses of the 2008 McLaren Agreement precluded him from engaging, directly or indirectly, in the real estate and manufactured housing business or any ancillary business during the period he is employed by us and for a period of up to twenty four months following the period he is employed by us; provided, however, that if Mr. McLaren was terminated without "cause" the period of non-competition would be reduced to twelve months following the period he is employed by us.  Notwithstanding, the 2008 McLaren Agreement did allow him to make passive investments in publicly-traded entities engaged in our business during the period he is employed by us.

The term of the 2008 McLaren Agreement expired on December 31, 2010. Effective as of January 1, 2011, we entered into a new employment agreement with Mr. McLaren (the “2011 McLaren Agreement”).

Copies of the 2008 McLaren Agreement and the 2011 McLaren Agreement are attached as exhibits to our periodic filings under the Exchange Act.

2010 Compensation

The base salaries for the named executive officers for the year ended December 31, 2010, were paid in accordance with existing employment agreements or arrangements.

For 2010, the Compensation Committee established the following targets for the executive officers in relation to annual incentive awards. The achievement of such targets was used to determine a portion of the executive’s annual incentive award. As indicated in each executive’s employment agreement, the payment of any or all of the incentive compensation, whether or not set targets are achieved, is in the sole discretion of the Compensation Committee.  The structure of the bonus plans for Mr. Shiffman and Ms. Dearing are set forth in the tables below:

CEO Annual Incentive Plan		% of Salary
	Allocation of Base Salary	30% Met	60% Exceed	100% Excel	Maximum Discretionary Award (2)	Total Incentive Achieved
Item

Achievement of individual goals	$153,738	$46,121	$92,243	$153,738	$-	$153,738
Company achievement of FFO (1)	307,475	92,243	184,485	307,475	-	307,475
Compensation Committee Discretion (2)	153,737	-	-	-	153,737	-
Total	$614,950					$461,213

CFO Annual Incentive Plan		% of Salary
	Allocation of Base Salary	30% Met	60% Exceed	100% Excel	Maximum Discretionary Award (2)	Total Incentive Achieved
Item

Achievement of individual goals	$72,500	$21,750	$43,500	$72,500	$-	$72,500
Company achievement of FFO (1)	145,000	43,500	87,000	145,000	-	145,000
Compensation Committee Discretion (2)	72,500	-	-	-	72,500	-
Total	$290,000					$217,500

(1) See Target Level Table below for achievement ranges.
(2) The Compensation Committee has the discretion to award the CEO and CFO a cash bonus in any amount up to a maximum of 25% of their base salary.

The individual goals for Mr. Shiffman were focused on strategic leadership of the organization, fostering communication within our various departments, development of internal processes to track, monitor and report on our various departments, and to provide strategic planning and guidance for opportunistic acquisition and/or expansions.  The individual goals for Ms. Dearing were focused on development, evaluation and implementation of strategies associated with our capital requirements and structure including debt and equity transactions and effectively leading our accounting, tax and information technology departments.  The Compensation Committee determined that for fiscal year 2010 both Mr. Shiffman and Ms. Dearing “excelled” in the achievement of their individual goals and as such, achieved annual incentive awards of $153,737 and $72,500, respectively, for the achievement of this target.

The following tables provide a summary of the various target levels that we established compared to the actual results to evaluate the achievement of certain executive goals:

Target Ranges
Achievement Level	FFO	NOI	Revenue Producing Sites (“RPS”)
Met	$2.957 < FFO < $2.985	> $143,087,367	> 311
Exceed	$2.986 < FFO < $3.014	> $143,082,804	> 361
Excel	$3.015 < FFO	> $144,518,241	> 411

	Company Results
	Revised FFO (1)	NOI	Revenue Producing Sites (“RPS”)
Result	$3.069	$146,107,997	563
Achievement Level	Excel	Excel	Excel

(1) The reconciliation for Revised FFO as deemed by the Compensation Committee is below.

We incurred certain charges during the year ended December 31, 2010 that the Compensation Committee believed were unrelated to our executive officers’ execution of our core operations.  These charges included losses from an equity affiliate, additional interest expense resulting from a change in the facility fee related to the FNMA/ARCS lending agreement, and the reversal of a tax reserve related to changes in Michigan tax law.  The Compensation Committee deemed these items as unusual or non-recurring and made adjustments to our reported FFO for purposes of determining the achievement of the FFO growth targets associated with awarding executive annual incentive compensation.  The following table provides information regarding the charges that were excluded from the Compensation Committee’s calculation of Revised FFO:

Year Ended December 31, 2010
Funds from operations (FFO)	$62,733
Equity affiliate adjustment (1)	1,646
FNMA/ARCS facility fee	2,164
Reversed Michigan Single Business tax provision	(740)
Revised FFO as deemed by the Compensation Committee	$65,803

Diluted weighted average Common Shares/OP Units outstanding:	21,444

Revised FFO per diluted weighted average Common Share/OP Unit as deemed by the Compensation Committee	$3.069

(1) This amount represents our equity loss from affiliates, the cash dividend of $0.5 million received from Origen Financial, Inc. remains in the Revised FFO.

We achieved FFO/share of $3.069 as adjusted by the Compensation Committee and as such, Mr. Shiffman and Ms. Dearing achieved annual incentive awards of $307,475 and $145,000, respectively, for the achievement of this target.

The structure of the annual incentive plan for Mr. McLaren is set forth in the table below:

COO Annual Incentive Plan		% of Salary
	Allocation of Base Salary	30% Minimum	60% Target	100% Maximum	Maximum Discretionary Award (2)	Total Incentive Achieved
Item

Achievement of Revenue Producing Sites (“RPS”) (1)	$41,640	$12,492	$24,984	$41,640	$-	$41,640
Company achievement of NOI (1)	97,160	29,148	58,296	97,160	-	97,160
Compensation Committee Discretion (2)	138,800	-	-	-	138,800	-
Total	$277,600					$138,800

         (1)  See Target Level Table above for achievement ranges.
(2) The Compensation Committee has the discretion to award the COO a cash bonus in any amount up to a maximum of 25% of his base salary.

Combined net operating income for this purpose may not be the same as net operating income as disclosed in the accompanying financial statements as certain items that are not under Mr. McLaren’s control or that are recorded solely for GAAP financial purposes are excluded from the computation of combined net operating income.  For purposes of this calculation, we achieved combined net operating income of $146,107,997 and Mr. McLaren achieved an annual incentive award of $97,160 related to this target.

We achieved a gain in RPS of 563 sites and Mr. McLaren achieved an annual incentive award of $41,640 related to the achievement of this target.

Although the named executive officers achieved the above noted annual incentive awards, the awards will not be paid. We had a tremendous operational year achieving target to actual net operating income results, occupancy growth and sales figures significantly in excess of anticipated targets. Such outstanding performance triggered large incentive awards to staff and mid-level management. In an effort to balance rewarding our employees for their significant achievements with retaining the financial contribution of such performance results for our shareholders, our executive officers and seven other senior level managers, with the consent of the Compensation Committee, elected to forgo their eligible annual incentive award payments and instead, share in an annual incentive award pool of $250,000. Messrs. Shiffman and McLaren and Ms. Dearing, with the consent of the Compensation Committee, elected to award all of the $250,000 award pool to individuals other than themselves.

The Compensation Committee elected to award Mr. Shiffman a cash incentive of $135,000, a portion of  his total incentive achieved of $461,213, in light of our strong performance in 2010.  Along with reviewing metrics for FFO, NOI, revenue producing sites and total home sales, which were all achieved in excess of budgeted targets, the Compensation Committee also looked at our 2010 total shareholder return, which was approximately 85 percent and our three-year compounded, annualized, total shareholder return of 35 percent.

For Jonathan M. Colman:

Mr. Colman’s annual incentive award is determined in the sole discretion of the CEO and recommended to the Compensation Committee after review of his overall responsibilities, his individual performance during the year, the annual incentives of the other executive officers and his overall compensation. For the fiscal year 2010, the CEO recommended and the Compensation Committee approved an annual incentive award of $15,000 which was allocated to Mr. Colman from the $250,000 annual incentive award pool discussed above.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Section 162(m) of the Code limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers. However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m). We have such a plan and may utilize it to mitigate the potential impact of section 162(m). We did not pay any compensation during 2010 that would be subject to section 162(m). We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under section 162(m) or under short term incentive plans approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).

409A Considerations.

We have also taken into consideration Code Section 409A in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table includes information concerning compensation for our named executive officers for the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	All Other Compensation (4)		Total
Gary A. Shiffman, Chairman,	2010	$615,012	$135,000	$-	$47,370	(5)	$797,382
Chief Executive Officer, and	2009	$621,779	$340,000	$897,000	$47,926	(6)	$1,906,705
President	2008	$598,150	$239,260	$-	$83,594	(7)	$921,004

Karen J. Dearing, Executive Vice	2010	$290,096	$-	$-	$5,594		$295,690
President, Treasurer, Chief	2009	$275,192	$172,000	$149,500	$6,022		$602,714
Financial Officer and Secretary	2008	$236,892	$85,750	$198,100	$2,594		$523,336

John B. McLaren, Executive Vice	2010	$277,628	$-	$-	$4,397		$282,025
President and Chief Operating	2009	$280,696	$147,500	$149,500	$5,385		$583,081
Officer	2008	$254,287	$78,175	$198,100	$2,594		$533,156

Jonathan M. Colman, Executive	2010	$186,864	$15,000	$-	$2,777		$204,641
Vice President	2009	$190,194	$47,000	$-	$2,314		$239,508
	2008	$179,550	$44,888	$-	$2,241		$226,679

(1)	The base salary amounts for 2009 include payments for 27 bi-weekly pay periods. The base salary amounts for 2010 and 2008 include payments for 26 bi-weekly pay periods.

(2)
See “2010 Compensation” on page 20 for additional information regarding annual incentive payments awarded in 2010.  Although the annual incentive payments were earned for 2010, 2009 and 2008 such payments were not made until March 2011, 2010 and 2009, respectively.

(3)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 8 of our financial statements in the 2010 Annual Report.

(4)
Includes matching contributions to our 401(k) Plan of $4,775, $3,805, $2,489 and $4,900 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing respectively; for the fiscal year ended December 31, 2010.  Includes matching contributions to our 401(k) Plan of $4,158, $4,853, $2,062 and $4,900 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing respectively; for the fiscal year ended December 31, 2009. Includes matching contributions to our 401(k) Plan of $2,300 for each of Messrs. Shiffman and McLaren, and Ms. Dearing; and $1,947 for Mr. Colman for the fiscal year ended December 31, 2008. Also includes premiums for life insurance and accidental death and disability insurance in the amount of $288 for each of Messrs. Shiffman, McLaren, Colman and Ms. Dearing for the fiscal year ended December 31, 2010; $252 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing for the fiscal year ended December 31, 2009; and $294 for each of Messrs. Shiffman and Colman for the fiscal year ended December 31, 2008.  Includes perquisites for sporting events valued in the amounts of $3,307, $304, and $406 for each of Messrs. Shiffman, McLaren, and Ms. Dearing respectively.

(5)	Includes $39,000 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors.

(6)	Includes $36,667 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors.

(7)	Includes $81,000 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors.

Grants of Plan Based Awards

No equity awards were granted to named executive officers during 2010.

 Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options and restricted share awards previously granted our named executive officers:

Outstanding Equity Awards at Fiscal Year-End as of December31, 2010

	Option Awards (1)					Share Awards (2)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (3)		Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that have not Vested ($)
Gary A. Shiffman	25,000	-	-	$27.03	04/12/11	1,415	$47,134	(4)	-	-
	-	-	-	-		14,585	$485,826	(5)	-	-
	-	-	-	-		2,000	$66,620	(6)	-	-
	-	-	-	-		60,000	$1,998,600	(11)	-	-

Karen J. Dearing	-	-	-	-		700	$23,317	(7)	-	-
	-	-	-	-		5,000	$166,550	(9)	-	-
	-	-	-	-		10,000	$333,100	(10)	-	-
	-	-	-	-		10,000	$333,100	(11)	-	-

John B. McLaren	-	-	-	-		10,000	$333,100	(10)	-	-
	-	-	-	-		10,000	$333,100	(11)	-	-

Jonathan M. Colman	-	-	-	-		517	$17,221	(4)	-	-
	-	-	-	-		1,000	$33,310	(8)	-	-

(1)	These options were granted at 85% of the closing price of our Common Stock on NYSE on the date of grant.

(2)	All share awards begin to vest after either the third or fourth anniversary of the date of grant.

(3)	Value based on $33.31, the closing price of our Common Stock on NYSE on December 31, 2010.

(4)	Shares will vest on March 30, 2011.

(5)	11,083 of the shares will vest on July 15, 2011 and the remaining 3,502 shares will vest on July 15, 2014.

(6)	1,000 of the shares vest on May 10, 2011 and May 10, 2014.

(7)	350 of the shares vest on May 10, 2011 and May 10, 2014.

(8)	500 of the shares vest on May 10, 2011 and May 10, 2014.

(9)
Shares of phantom stock that vest in two equal installments on May 12, 2011 and on May 12, 2012. On each vesting date, Ms. Dearing receives a cash payment equal to the total number of shares vested multiplied by the ten day average trading price of our common stock on NYSE.

(10)
Thirty-five percent of the shares vest on February 5, 2012 and February 5, 2013, twenty percent of the shares vest on February 5, 2014 and the remaining ten percent will vest in two equal installments on February 5, 2015 and February 5, 2018.

(11)	One third of the shares vests on each of July 29, 2013, July 30, 2014 and July 31, 2015.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares held by our named executive officers that vested during the fiscal year ended on December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	-	-	9,000	$163,350	(1)
	-	-	11,083	$305,281	(1)
	-	-	4,000	$118,940	(1)

Karen J. Dearing	-	-	1,400	$41,629	(1)
	-	-	2,500	$73,253	(2)

John B. McLaren	-	-	-	$-

Jonathan M. Colman	-	-	1,800	$32,670	(1)
	-	-	2,000	$59,470	(1)

(1)	Value based on the average of the high and low of the share price on the vesting date, or the next business day if the vesting date was on a weekend.
(2)
Represents an award of phantom stock where a cash bonus is paid on the vesting date in lieu of shares.  The cash bonus value is based on a 10 day average of our closing stock price prior to the vesting date.

Change in Control and Severance Payments

Messrs. Shiffman and McLaren and Ms. Dearing have contractual arrangements with us providing for severance and change in control payments. If any such executive is terminated without “cause,” he or she is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination and a continuation of salary for up to eighteen months after termination in the case of Mr. Shiffman and up to twelve months in the case of Ms. Dearing and Mr. McLaren, subject to the execution of a general release and continued compliance with his or her restrictive covenant. As of December 31, 2010, if Messrs. Shiffman’s or McLaren’s or Ms. Dearing’s employment is terminated due to death or disability, he or she or his or her heirs, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination or death and a continuation of salary for up to twenty four months, in the case of Mr. Shiffman and Ms. Dearing and, twelve months in the case of Mr. McLaren. As of December 31, 2010, upon a change of control and if Messrs. Shiffman or McLaren or Ms. Dearing are terminated within two years of the date of such change of control or less than two years remain under the term of their employment agreements, then each of them would receive 2.99 times their annual salary and a continuation of health and insurance benefits for one year. Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the executive shall become fully vested and immediately exercisable.  On March 7, 2011, Ms. Dearing and Mr. McLaren entered into new employment agreements effective as of January 1, 2011.  These new agreements (1) change the base salary for both Ms. Dearing and Mr. McLaren, (2) provide for the continuation of Mr. McLaren's salary for eighteen months if his death or disability occurs before January 1, 2014, or twenty four months if his death or disability occurs after January 1, 2014, and (3) provide that upon a change of control of the Company, if Ms. Dearing or Mr. McLaren is terminated without cause within two years of the date of such change of control, if the Company or its successor does not expressly assume the terms of his or her employment agreement upon the change of control, or if less than eighteen months remain in the initial term of his or her employment agreement, then he or she will be paid 2.99 times his or her annual salary and will receive a continuation of health and insurance benefits for up to one year.

The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following named executive officers:

Termination Without Cause

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits	Total
Gary A. Shiffman	$922,425	$2,598,180	$-	$3,520,605
Karen J. Dearing (4)	$290,000	$856,067	$-	$1,146,067
John B. McLaren (4)	$277,600	$666,200	$-	$943,800
Jonathan M. Colman	$-	$-	$-	$-

Termination Due to Death or Disability

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits	Total
Gary A. Shiffman	$1,229,900	$2,598,180	$-	$3,828,080
Karen J. Dearing (4)	$580,000	$856,067	$-	$1,436,067
John B. McLaren (4) (5)	$277,600	$666,200	$-	$943,800
Jonathan M. Colman	$-	$50,531	$-	$50,531

Change of Control

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,844,850	$2,598,180	$10,080	$4,453,110
Karen J. Dearing (4)	$870,000	$856,067	$288	$1,726,355
John B. McLaren (4)	$832,800	$666,200	$10,080	$1,509,080
Jonathan M. Colman	$-	$50,531	$-	$50,531

(1)
Assumes a termination on December 31, 2010 and payments based on base salary (without taking into account any accrued incentive based compensation) as of December 31, 2010 for each executive for the periods specified above.

(2)	Calculated based on a termination as of December 31, 2010 and the fair market value of our common stock on NYSE as of December 31, 2010.

(3)	Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

(4)
Based on the new employment agreement entered into on March 7, 2011 and effective January 1, 2011, the base salary changed for both Ms. Dearing and Mr. McLaren from the base salary on which the cash payment is calculated.

(5)
Based on the new employment agreement entered into on March 7, 2011 and effective January 1, 2011, Mr. McLaren’s cash payment for death or disability would be based on eighteen months if his death or disability occurred prior to January 1, 2014 or twenty four months if his death or disability occurred after January 1, 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Members of the Compensation Committee:
Robert H. Naftaly
Clunet R. Lewis
Paul D. Lapides

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of our directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held four formal meetings and several informal meetings during the 2010 fiscal year.

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, our independent auditors, for the fiscal year ended December 31, 2010;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards); and

•
reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 be filed with the SEC.

The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,
Members of the Audit Committee:
Clunet R. Lewis
Robert H. Naftaly
Stephanie W. Bergeron

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons, we believe, that, during the year ended December 31, 2010, our directors, executive officers and beneficial owners of more than 10% of our Common Stock have complied with all filing requirements applicable to them, except Messrs. Robert H. Naftaly, Clunet R. Lewis, Paul D. Lapides, Ronald L. Piasecki, Ted J. Simon and Ms. Stephanie W. Bergeron each failed to timely file one report disclosing the stock option grant of 1,500 shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, based upon information available to us, as of May 9, 2011, the shareholdings of: (a) each person known to us to be the beneficial owner of more than five percent (5%) of our Common Stock; (b) each of our directors; (c) each named executive officer listed in the Summary Compensation Table; and (d) all of our named executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Gary A. Shiffman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	1,976,471	(2)	9.06%
Karen J. Dearing 27777 Franklin Road Suite 200 Southfield, Michigan 48034	42,559		*
Jonathan M. Colman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	29,375		*
John B. McLaren 27777 Franklin Road Suite 200 Southfield, Michigan 48034	40,414		*
Paul D. Lapides 27777 Franklin Road Suite 200 Southfield, Michigan 48034	11,400	(3)	*
Clunet R. Lewis 27777 Franklin Road Suite 200 Southfield, Michigan 48034	57,650	(4)	*
Ronald L. Piasecki 27777 Franklin Road Suite 200 Southfield, Michigan 48034	164,672	(5)	*
Arthur A. Weiss 27777 Franklin Road Suite 2500 Southfield, Michigan 48034	627,400	(6)	2.93%
Robert H. Naftaly 27777 Franklin Road Suite 200 Southfield, Michigan 48034	10,000	(7)	*
Stephanie W. Bergeron 27777 Franklin Road Suite 200 Southfield, Michigan 48034	9,000	(8)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Ted J. Simon 27777 Franklin Road Suite 200 Southfield, Michigan 48034	15,741	(9)	*
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,075,408	(10)	9.77%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,385,966	(11)	6.53%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,349,651	(12)	6.36%
All executive officers and directors as a group (11 persons)	2,389,047	(13)	10.91%

* Less than one percent (1%) of the outstanding shares.

(1)
In accordance with SEC regulations, the percentage calculations are based on 21,235,779 shares of Common Stock issued and outstanding as of May 9, 2011 plus shares of Common Stock which may be acquired pursuant to options exercisable, common limited partnership interests (“Common OP Units”) and preferred limited partnership interests (“Preferred OP Units”) of Sun Communities Operating Limited Partnership that are convertible into Common Stock, within sixty days of May 9, 2011, by each individual or group listed.

(2)
Includes: (a) 409,428 Common OP Units convertible into shares of Common Stock; (b) 453,841 shares of Common Stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager, (c) 141,479 Common OP Units convertible into shares of Common Stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager; and (d) a beneficial interest only in 25,000 Common OP Units convertible into shares of Common Stock.

(3)	Includes 9,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

(4)
Includes (a) 20,000 Common OP Units convertible into shares of Common Stock, and (b) 8,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

(5)
Includes: (a) 17,437 Common OP Units convertible into shares of Common Stock, (b) 139,735 Preferred OP Units convertible into Common OP Units (which are convertible into shares of Common Stock), and (c) 7,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

(6)
Includes (a) 6,938 Common OP Units convertible into shares of Common Stock, (b) 6,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011, (c) 453,841 shares of Common Stock owned by certain limited liability companies of which Mr. Weiss is a manager, (d) 141,794 Common OP Units convertible into shares of Common Stock owned by certain limited liability companies of which Mr. Weiss is a manager, (e) 3,327 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust for which Mr. Weiss is a Co-Trustee and (f) a beneficial interest only in 10,000 Common OP Units.  Mr. Weiss does not have a pecuniary interest in any of the 1997 Shiffman Charitable Remainder Unitrust or the limited liability companies described above and, accordingly, Mr. Weiss disclaims beneficial ownership of the 453,841 shares of Common Stock and the 141,794 Common OP Units held by the limited liability companies described above and the 3,327 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust.

(7)	Includes 3,000 Shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

(8)	Includes 3,000 Shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

(9)	Includes 8,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

(10)	According to the Schedule 13G filed with the SEC on February 9, 2011, The Vanguard Group, Inc., in its capacity as investment advisor, beneficially owns 2,075,408 shares of Common Stock.

(11)
According to the Schedule 13G filed with the SEC on February14, 2011,FMR LLC, in its capacity as a parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G), beneficially owns 1,385,966  shares of our Common Stock

(12)
According to the Schedule 13G filed with the SEC for calendar year 2009, BlackRock, Inc., in its capacity as a parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G), beneficially owns 1,349,651 shares of our Common Stock

(13)
Includes (a) 630, 597 Common OP Units convertible into shares of Common Stock,(b) 139,735 Preferred OP Units convertible into Common OP Units (which are convertible into Common Stock), and (c) 44,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of May 9, 2011.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table reflects information about the securities authorized for issuance under our equity compensation plans as of December 31, 2010.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	116,584	$28.48	948,000
Equity compensation plans not approved by shareholders (1)	23,593	32.75	-
Total	140,177	$29.20	948,000

(1)
On May 29, 1997, we established a Long Term Incentive Plan (the “LTIP”) pursuant to which all of our full-time salaried and full-time commission only employees, excluding our officers, were entitled to receive options to purchase shares of the our common stock at $32.75 per share (i.e., the average of the highest and lowest selling prices for the common stock on May 29, 1997), on January 31, 2002. In accordance with the terms of the LTIP, (a) we granted the eligible participants options to purchase 167,918 shares of common stock; and (b) each eligible participant received an option to purchase a number of shares of common stock equal to the product of 167,918 and the quotient derived by dividing such participant’s total compensation during the period beginning on January 1, 1997 and ending on December 31, 2001 (the “Award Period”) by the aggregate compensation of all of the eligible participants during the Award Period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Relationship with Equity Affiliates

We have entered into the following transactions with Origen Financial Services, LLC (the “LLC”):

•
Investment in LLC.  We entered into an agreement with four unrelated companies (“Members”) and contributed cash of approximately $0.6 million towards the formation of a limited liability company.  The LLC purchased the origination platform of Origen Financial, Inc (“Origen”). The purpose of the venture is to originate manufactured housing installment contracts for its Members.  We account for our investment in the LLC using the equity method of accounting.  As of December 31, 2010, we had an ownership interest in the LLC of 25 percent, and the carrying value of our investment was zero.

•
Loan Origination, Sale and Purchase Agreement. The LLC agreed to fund loans that meet our underwriting guidelines and then transfer those loans to us pursuant to a Loan Origination, Sale and Purchase Agreement. We paid the LLC a fee of approximately $650 per loan pursuant to a Loan Origination, Sale and Purchase Agreement which totaled approximately $0.1 million during the year ended December 31, 2010.  We purchased, at par, $4.8 million of these loans during the year ended December 31, 2010.

We have entered into the following transactions with Origen:

•
Capital Investment in Origen: In the 2003 recapitalization of Origen, we purchased 5,000,000 shares of Origen common stock for $50.0 million and Shiffman Origen LLC (which is owned by the Milton M. Shiffman Spouse’s Marital Trust, Gary A. Shiffman (our Chairman and Chief Executive Officer), and members of Mr. Shiffman’s family) purchased 1,025,000 shares of Origen common stock for approximately $10.3 million.    As of December 31, 2010 we had an ownership interest in Origen of approximately 19 percent, and the carrying value of our investment was zero.

•	Board Membership. Gary A. Shiffman, our Chairman and Chief Executive Officer is a board member of Origen.

Lease of Principal Executive Offices

Gary A. Shiffman, together with certain family members, indirectly owns a 21 percent equity interest in American Center LLC, the entity from which we lease office space for our principal executive offices. Arthur A. Weiss owns a 0.75 percent indirect interest in American Center LLC. As of August 2008, our lease agreement is to lease approximately 36,700 rentable square feet.  The term of the lease is until August 31, 2015, with an option to renew for an additional five years. The annual base rent under the current lease is $18.81 per square foot (gross) and will remain this amount through August 31, 2015. Mr. Shiffman and Mr. Weiss may have a conflict of interest with respect to their obligations as one of our officers and/or directors and their ownership interest in American Center LLC.

Loans to Chief Executive Officer

In 1995, we issued Gary A. Shiffman, our Chief Executive Officer and President, 272,206 shares of common stock and 127,794 OP units for $8,650,000 (the “Purchase Price”). The Purchase Price is evidenced by three separate 10-year promissory notes that bear interest at a rate equal to six months’ LIBOR plus 175 basis points, with a maximum interest rate of 9% per annum and a minimum interest rate of 6% per annum (the “Promissory Notes”). Two of the Promissory Notes with an initial aggregate principal amount of approximately $7.6 million were secured by the shares common stock  (the “Secured Shares”) and OP units (the “Secured Units”) held by Mr. Shiffman and the last Promissory Note with an initial principal amount of approximately $1.0 million is unsecured but fully recourse to Mr. Shiffman. Mr. Shiffman’s personal liability on the secured Promissory Notes is limited to all accrued interest on such notes plus 50% of the deficiency, if any, after application of the proceeds from the sale of the Secured Shares and/or the Secured Units to the then outstanding principal balance of the Promissory Notes. The Promissory Notes provide for quarterly interest only payments and provide that all cash distributions and dividends paid to Mr. Shiffman on the Secured Shares and the Secured Units (the “Distributions”) will first be applied toward the accrued and unpaid interest under the Promissory Notes and 60% of the remainder of the Distributions, if any, will be applied toward the outstanding principal balance of the Promissory Notes.

In April 1997, we loaned Mr. Shiffman an additional $2,600,391 on terms substantially identical to the terms of the other loan to Mr. Shiffman, as described above, and such loan was secured by 80,000 shares of our common stock held by Mr. Shiffman (the promissory notes evidencing this loan, together with the Promissory Notes, are hereinafter referred to as the “Shiffman Notes”).

On July 15, 2002, the due date of the Shiffman Notes was extended such that one-third of the then outstanding principal balance became due on each of December 31, 2008, and December 31, 2009 and the balance of the Shiffman Notes became due on December 31, 2010.

The largest aggregate indebtedness outstanding under the Shiffman Notes since January 1, 2010 was approximately $5.0 million. As of December 31, 2010, the Shiffman Notes balance was paid in full.

Legal Counsel

During 2010, JRH&W acted as our general counsel and represented us in various matters. Arthur A. Weiss, one of our directors, is the Chairman of the Board of Directors and a shareholder of such firm. We incurred legal fees and expenses of approximately $0.8 million in 2010 in connection with services rendered by JRH&W.

Tax Consequences Upon Sale of Properties

Gary A. Shiffman holds limited partnership interests in the Operating Partnership which were received in connection with the contribution of 24 properties (four of which have been sold) from partnerships previously affiliated with him (the “Sun Partnerships”). Prior to any redemption of these limited partnership interests for our common stock, Mr. Shiffman will have tax consequences different from those of us and our public stockholders on the sale of any of the Sun Partnerships. Therefore, we have different objectives than Mr. Shiffman regarding the appropriate pricing and timing of any sale of those properties.

Policies and Procedures for Approval of Related Party Transactions

None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee. Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved. In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

The current policy was adopted and approved in 2004. All related party transactions disclosed above were approved by either the NCG Committee or the full Board.

GENERAL INFORMATION

Management knows of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Meeting. However, if any other matters do properly come before the Annual Meeting, the person or persons named in the form of proxy will vote the proxy in accordance with their best judgment regarding such matters, including the election of a director or directors other than those named in this Proxy Statement should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the Annual Meeting.

By Order of the Board of Directors
Dated: May 25, 2011	KAREN J. DEARING
Secretary